Filed Pursuant To Rule 433

Registration No. 333-233191

January 3, 2020

Options Report

ETF Data
Capital Markets Group

December 2019

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
SPY	SPDR S&P 500 ETF Trust	60,720,780	2,663,764	1,146,436	1,517,329	6,408,346	12,632,670
XLF	Financial Select Sector SPDR Fund	38,342,896	135,727	55,613	80,115	738,273	2,163,597
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	29,215,960	128,247	83,127	45,120	1,376,362	1,659,020
XLU	Utilities Select Sector SPDR Fund	14,281,006	38,608	18,736	19,873	166,456	344,643
XLE	Energy Select Sector SPDR Fund	13,414,133	73,171	47,008	26,163	594,989	777,754
XLP	Consumer Staples Select Sector SPDR Fund	9,504,640	30,618	16,033	14,586	248,731	352,006
XLI	Industrial Select Sector SPDR Fund	9,278,163	22,030	10,162	11,869	96,460	173,888
XLK	Technology Select Sector SPDR Fund	7,888,747	21,063	11,278	9,786	138,817	297,064
XLV	Health Care Select Sector SPDR Fund	5,865,018	18,981	9,726	9,255	100,332	270,511
GLD*	SPDR Gold Shares	5,664,969	138,587	82,579	56,009	2,114,255	950,621
KRE	SPDR S&P Regional Banking ETF	4,805,101	25,039	7,492	17,547	100,382	416,242
XLB	Materials Select Sector SPDR Fund	4,670,154	9,786	4,594	5,192	146,355	162,193
XBI	SPDR S&P Biotech ETF	4,473,603	29,318	8,215	21,103	130,250	431,667
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	4,473,368	1,881	204	1,678	60,809	112,847
XLRE	Real Estate Select Sector SPDR Fund	3,829,821	225	149	77	3,312	2,146
XLC	Communication Services Select Sector SPDR Fund	3,108,312	2,621	1,041	1,581	22,968	38,361
XLY	Consumer Discretionary Select Sector SPDR Fund	2,923,404	16,235	10,492	5,743	163,589	155,328
XRT	SPDR S&P Retail ETF	2,873,855	13,711	4,745	8,967	77,864	136,588
XME	SPDR S&P Metals & Mining ETF	2,444,152	15,186	8,565	6,621	234,871	107,816
DIA	SPDR Dow Jones Industrial Average ETF Trust	2,119,895	40,008	20,772	19,237	225,094	264,894
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	2,070,966	2	1	2	2	212
XHB	SPDR S&P Homebuilders ETF	1,634,967	3,881	2,154	1,727	60,371	59,814

Source: Bloomberg as of 12/31/2019.

STATE STREET GLOBAL ADVISORS SPDR®

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Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
FEZ	SPDR EURO STOXX 50 ETF	1,414,866	3,282	2,331	952	57,198	82,321
KBE	SPDR S&P Bank ETF	1,350,463	388	143	245	8,785	63,952
BIL	SPDR Bloomberg Barclays 1-3 Month T-Bill ETF	1,288,708	14	1	14	940	3,443
XES	SPDR S&P Oil & Gas Equipment & Services ETF	1,255,243	359	246	114	2,684	771
SPDW	SPDR Portfolio Developed World ex-US ETF	1,083,542	–	1	–	7	–
SPEM	SPDR Portfolio Emerging Markets ETF	1,061,834	4	3	1	24	10
SPYV	SPDR Portfolio S&P 500 Value ETF	976,056	28	20	7	242	54
MDY	SPDR S&P MidCap 400 ETF Trust	923,456	826	548	279	9,569	8,329
SPYG	SPDR Portfolio S&P 500 Growth ETF	769,044	80	66	15	626	286
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	693,638	15	10	5	1,017	1,505
SPLG	SPDR Portfolio Large Cap ETF	689,834	2	2	1	23	2
SPSM	SPDR Portfolio Small Cap ETF	423,515	–	1	–	35	–
SPTM	SPDR Portfolio Total Stock Market ETF	409,316	437	436	1	11,002	20
XAR	SPDR S&P Aerospace & Defense ETF	380,588	15	12	3	787	105
CWI	SPDR MSCI ACWI ex-US ETF	371,586	–	1	–	–	–
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	359,530	–	–	2	17	105
SDY	SPDR S&P Dividend ETF	349,891	58	41	18	948	581
RWX	SPDR Dow Jones International Real Estate ETF	306,728	–	–	–	1	400
KIE	SPDR S&P Insurance ETF	209,070	38	27	11	446	229
HYMB	SPDR Nuveen Bloomberg Barclays High Yield Municipal Bond ETF	184,833	7	1	7	22	193
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	171,748	3	2	1	20	20
RWR	SPDR Dow Jones REIT ETF	169,704	11	6	5	96	102
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	139,932	–	–	–	–	50
RWO	SPDR Dow Jones Global Real Estate ETF	129,888	–	–	1	–	–
XSD	SPDR S&P Semiconductor ETF	112,932	21	17	4	135	155
GNR	SPDR S&P Global Natural Resources ETF	112,139	1	1	1	9	6
XPH	SPDR S&P Pharmaceuticals ETF	106,579	195	186	9	1,243	141
GXC	SPDR S&P China ETF	101,883	11	9	3	164	83

Source: Bloomberg as of 12/31/2019.

STATE STREET GLOBAL ADVISORS SPDR®

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Ticker Name 20 Day Average 20 Day Average 20 Day Average 20 Day Average Total Open Total Open ETF Volume Total Option Volume Call Option Volume Put Option Volume Interest (Call) Interest (Put) DWX SPDR S&P International Dividend ETF 61,822 1 1 1 24 3GMF SPDR S&P Emerging Asia Pacific ETF 44,851 — 1 — 10 10EWX SPDR S&P Emerging Markets SmallCap ETF 37,575 16 14 2 181 90EDIV SPDR S&P Emerging Markets Dividend ETF 30,613 — 1 — 70 —XHE SPDR S&P Health Care Equipment ETF 26,911 1 1 1 14 5SPEU SPDR Portfolio Europe ETF 22,155 — 1 — 1 —KCE SPDR S&P Capital Markets ETF 3,382 — — 2 15 22Source: Bloomberg as of 12/31/2019.

ssga.com spdrs.com spdrgoldshares.comInvestment professional use onlyState Street Global Advisors One Iron Street, Boston MA 02210 T: +1 866 787 2257 Important Information This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed.Investing involves risk, and you could lose money on an investment in SPDR Gold Trust (“GLD”).ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns.All ETFs are subject to risk, including the possible loss of principal. Non-diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than diversified funds and the market as a whole.Diversification does not ensure a profit or guarantee against loss.Investing in commodities entails significant risk and is not appropriate for all investors.Options investing entail a high degree of risk and may not be appropriate for all investors.Commodities and commodity-index linked securities may be aected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities.Frequent trading of ETFs could significantly increase commissions and other costs such that they may oset any savings from low fees or costs.Important Information Relating to SPDR® Gold Trust (“GLD®”): The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a more detailed discussion of the risks of investing in GLD shares. The GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053.GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely aect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent. The World Gold Council name and logo are a registered trademark and used with the permission of the World Gold Council pursuant to a license agreement. The World Gold Council is not responsible for the content of, and is not liable for the use of or reliance on, this material. World Gold Council is an affiliate of GLD’s sponsor. GLD® is a registered trademark of World Gold Trust Services, LLC used with the permission of World Gold Trust Services, LLC.Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC, a division of S&P Global (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. 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ALPS Portfolio Solutions Distributor, Inc., member FINRA, is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not aƒliated with State State Street Global Advisors Funds Distributors, LLC.State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor to certain of such funds. State Street Global Advisors Funds Distributors, LLC is not aƒliated with Nuveen Asset Management, LLC.Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully.© 2020 State Street Corporation. All Rights Reserved.ID127851-2047512.26.1.AM.INST 0120 Exp. Date: 01/31/2021 SPD002094Not FDIC Insured No Bank Guarantee May Lose Value

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, Attn: SPDR® Gold Shares, One Iron Street, Boston, MA 02210.